Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street	February 23, 2011
San Jose, CA 95112-4598	For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES
REVENUES AND EARNINGS FOR YEAR-END AND 4TH QUARTER 2010
SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced 2010 net income of $37.7 million, down 7.2% or $2.9 million from 2009, and diluted earnings per share of $1.81, a decrease of 7.4% or $0.14 per share over the prior year.
     Total revenue increased $11.0 million, or 2.5%, to $460.4 million in 2010. The net effect of the water revenue adjustment mechanism (WRAM) and the modified cost balancing account (MCBA) for the year was an additional $18.5 million in revenue, a $6.5 million increase over 2009. The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows California Water Service Company (Cal Water), a wholly owned subsidiary of California Water Service Group, to track and recover or refund changes in water production costs. Both the WRAM and the MCBA are designed to allow Cal Water to promote water efficiency and conservation.
     Total operating expenses increased $7.3 million, or 1.9%, to $398.6 million in 2010. Water production costs were $164.1 million, up $4.6 million or 2.9%, primarily due to increased purchased water costs, partially offset by lower water usage. Administrative and general costs were flat at $75.3 million. Other operations expense was $56.5 million, down slightly from 2009.
     Maintenance expense increased $1.1 million, or 6.2%, to $19.7 million due to additional expenditures for water main repairs. Depreciation increased $3.1 million, or 7.7%, to $42.8 million for the year due to increases in utility plant.
     Net interest expense increased $5.1 million, or 23.7%, to $26.4 million, while income tax decreased $2.8 million, or 10.3%, to $24.6 million, due to the lower pretax income.
     “2010 was a challenging year because it was the last year in our transition to a three-year rate case cycle in California. As such, about one-third of the districts in which the Company operates had gone more than four years since the last General Rate Case. Accordingly, we took many significant steps to continue to improve our operating efficiency and minimize operating cost increases. While we had minimal rate relief during the year, the Company managed to hold the line on administrative and general costs and other operations expenses,” said President and Chief Executive Officer Peter C. Nelson.
     “We predicted that 2010 would be a challenging year, but we believe we have taken necessary steps to position the Company well for 2011, when new rates from our 2009 General Rate Case for California have become effective,” Nelson said.
Fourth Quarter 2010 Results
     For the fourth quarter of 2010, net income was $4.9 million, down 24.5% or $1.6 million from net income of $6.5 million in the fourth quarter of 2009, and diluted earnings per common share were $0.23, a decrease of 25.8% from $0.31 per common share for the same period last year.
     Revenue for the fourth quarter decreased to $105.5 million, down 1.4% or $1.5 million from the same period last year. The net effect of the WRAM and the MCBA for the fourth quarter 2010 resulted in a decrease of $2.9 million in revenue from the $5.2 million recorded in fourth quarter of 2009.

     Total operating expenses for the quarter were $93.5 million, a decrease of 1.7% or $1.6 million over operating expenses in the same period last year. Water production costs were down $2.8 million, or 7.1%, to $37.2 million, due to decreases in production. Administrative and general costs increased $3.6 million, or 20.4%, to $21.6 million, primarily due to increased benefit expenses and other costs. Other operations expense decreased $1.8 million, or 12.1%, to $13.3 million.
     Maintenance expense decreased approximately $0.5 million, or 8.9%, to $4.7 million. Depreciation expense increased $1.4 million, or 15.8%, to $10.5 million due to increases in utility plant.
Regulatory Update for 2010
     In December 2010, the California Public Utilities Commission (CPUC) approved the Company’s 2009 General Rate Case, authorizing an additional $25 million to annual gross revenues and an additional $8 million in gross revenues that may be obtained when certain capital projects are completed. The next statewide General Rate Case for the Company will be filed in 2012.
     On January 25, 2011, California Governor Jerry Brown appointed two new commissioners, Catherine Sandoval and Mike Florio. The Company looks forward to working with the new commissioners and their colleagues at the CPUC to continue implementing the Commission’s Water Action Plan, which sets forth clear direction on best practices in water utility regulation.
Other Information
     All stockholders and interested investors are invited to listen to the 2010 year-end and fourth quarter conference call on February 24, 2011 at 8:00 a.m. PST (11:00 a.m. EST) by dialing 1-866-244-4637 and keying in ID #1508018. A replay of the call will be available from 11:00 a.m. PST (2:00 p.m. EST) on February 24, 2011 through April 25, 2011, at 1-888-266-2081, ID #1508018. The call, which will be hosted by President and CEO Peter C. Nelson and

Vice President and CFO Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico, and Hawaii communities. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available online at www.calwatergroup.com.
     Attachments (2).

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	December 31,	December 31,
(In thousands, except per share data)	2010	2009
ASSETS
Utility plant:
Utility plant	$1,843,766	$1,709,062
Less accumulated depreciation and amortization	(549,469)	(510,985)

Net utility plant	1,294,297	1,198,077

Current assets:
Cash and cash equivalents	42,277	9,866
Receivables
Customers	25,813	25,567
Regulatory balancing accounts	14,784	10,513
Other	5,386	9,043
Unbilled revenue	13,925	13,417
Materials and supplies at average cost	6,058	5,530
Taxes, prepaid expense, and other assets	17,967	18,305

Total current assets	126,210	92,241

Other assets:
Regulatory assets	229,577	204,104
Goodwill	2,615	2,615
Other assets	39,367	28,544

Total other assets	271,559	235,263

	$1,692,066	$1,525,581

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$208	$208
Additional paid-in capital	217,517	215,528
Retained earnings	217,801	204,898

Total common stockholders’ equity	435,526	420,634
Long-term debt, less current maturities	479,181	374,269

Total capitalization	914,707	794,903

Current liabilities:
Current maturities of long-term debt	2,380	12,953
Short-term borrowings	23,750	12,000
Accounts payable
Trade and other	39,505	43,689
Regulatory balancing accounts	3,025	2,430
Accrued interest	4,651	4,258
Accrued expenses and other liabilities	34,037	35,028

Total current liabilities	107,348	110,358

Unamortized investment tax credits	2,244	2,318
Deferred income taxes, net	107,084	91,851
Pension and postretirement benefits other than pensions	155,224	137,127
Regulatory liability and Other	47,761	51,405
Advances for construction	186,899	185,027
Contributions in aid of construction	136,356	118,217
MTBE Settlement	34,443	34,375

	$1,692,066	$1,525,581

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	December 31,	December 31,
For the Three-Months ended:	2010	2009
Operating revenue	$105,457	$106,926

Operating expenses:
Operations:
Water production costs	37,184	40,015
Administrative and general	21,558	17,912
Other operations	13,315	15,152
Maintenance	4,723	5,185
Depreciation and amortization	10,464	9,039
Income taxes	1,744	3,375
Property and other taxes	4,558	4,451

Total operating expenses	93,546	95,129

Net operating income	11,911	11,797

Other income and expenses:
Non-regulated revenue	5,030	7,017
Non-regulated expenses	(2,861)	(5,626)
Loss on sale of non-utility property	(11)	(114)
Income taxes on other income and expenses	(873)	(519)

	1,285	758

Interest expense:
Interest Expense	7,550	6,915
Capitalized interest	775	(811)

Net interest expense	8,325	6,104

Net income	$4,871	$6,451

Earnings per share
Basic	$0.23	$0.31

Diluted	$0.23	$0.31

Weighted average shares outstanding
Basic	20,832	20,758

Diluted	20,840	20,776

Dividends per share of common stock	$0.2975	$0.2950

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	December 31,	December 31,
For the Twelve-Months ended:	2010	2009
Operating revenue	$460,399	$449,372

Operating expenses:
Operations:
Water production costs	164,107	159,484
Administrative and general	75,276	75,243
Other operations	56,518	56,577
Maintenance	19,685	18,537
Depreciation and amortization	42,828	39,778
Income taxes	23,069	24,812
Property and other taxes	17,103	16,822

Total operating expenses	398,586	391,253

Net operating income	61,813	58,119

Other income and expenses:
Non-regulated revenue	15,993	18,190
Non-regulated expenses	(12,312)	(12,452)
Gain on sale of non-utility property	22	560
Income taxes on other income and expenses	(1,487)	(2,550)

	2,216	3,748

Interest expense:
Interest Expense	27,936	24,394
Less: capitalized interest	(1,563)	(3,081)

Net interest expense	26,373	21,313

Net income	$37,656	$40,554

Earnings per share
Basic	$1.81	$1.95

Diluted	$1.81	$1.95

Weighted average shares outstanding
Basic	20,806	20,745

Diluted	20,819	20,766

Dividends per share of common stock	$1.1900	$1.1800